    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 1995



                                                       REGISTRATION NO. 33-62359

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM S-3A

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          CONSOLIDATED PRODUCTS, INC.
             (Exact name of registrant as specified in its charter)

                  INDIANA                                        37-0684070
      (State or other jurisdiction of                         (I.R.S. Employer
       incorporation or organization)                        Identification No.)
            500 CENTURY BUILDING                    JAMES W. BEAR, SENIOR VICE PRESIDENT
        36 SOUTH PENNSYLVANIA STREET                            AND TREASURER
        INDIANAPOLIS, INDIANA 46204                      CONSOLIDATED PRODUCTS, INC.
               (317) 633-4100                               500 CENTURY BUILDING
 (Address, including zip code and telephone             36 SOUTH PENNSYLVANIA STREET
number, including area code, of registrant's             INDIANAPOLIS, INDIANA 46204
        principal executive offices)                           (317) 633-4100
                                              (Name, address, including zip code, and telephone
                                              number, including area code of agent for service)

                                   COPIES TO:

                                Berkley W. Duck
                           Ice Miller Donadio & Ryan
                         One American Square, Box 82001
                        Indianapolis, Indiana 46282-0002
                                 (317) 236-2270

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
                   AS DETERMINED BY THE SELLING SHAREHOLDER.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or reinvestment plans, check the following. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                    PROPOSED         PROPOSED
        TITLE OF EACH                                MAXIMUM          MAXIMUM
           CLASS OF                 AMOUNT          OFFERING         AGGREGATE        AMOUNT OF
       SECURITIES BEING              BEING          PRICE PER        OFFERING       REGISTRATION
          REGISTERED              REGISTERED        UNIT (1)         PRICE (1)           FEE
Common Stock,
 $.50 stated value............   73,205 Shares       $14.125        $1,034,020          $357


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.


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                                       1

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511; and 75 Park Place, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the Shares offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain items were omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Shares offered by this Prospectus, reference is made to the Registration Statement, including all amendments thereto, and the schedules and exhibits filed as part thereof.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents  are incorporated by  reference in the  Registration
Statement:

        (a) The Company's latest annual report on Form 10-K, and


        (b) The Company's current report on Form 8-K dated April 4, 1995,



        (c) The Company's current report on Form 8-K dated September 27, 1995, and



        (d) All of the reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in (a) above.



        (e) The description of the Company's Common Stock contained in the Company's registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.


    All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the Shares offered have been sold or which deregisters all of such Shares then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

    Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in the information that this Prospectus incorporates). Requests for such copies should be directed to Mary H. Mueller, Assistant Secretary, Consolidated Products, Inc., 500 Century Building, 36 South Pennsylvania Street, Indianapolis, Indiana 46204; phone number (317) 633-4100.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                  THE COMPANY

    The Company is engaged in operating 162 Steak n Shake-Registered Trademark-restaurants, including 30 franchised units, primarily in the Midwest and Southeast, serving the mid-scale, casual dining segment of the restaurant industry. The Company also operates 10 themed restaurants, serving the upper mid-scale, casual dining segment, in Indiana and Illinois, primarily under the concept name COLORADO STEAKHOUSE.-TM- The principal executive offices of the Company are located at 500 Century Building, 36 South Pennsylvania Street, Indianapolis, Indiana 46204. The Company's telephone number is (317) 633-4100.

                                USE OF PROCEEDS

    The exercise price of the Warrant is $2.7321 per share, or an aggregate of $200,000. The proceeds to the Company from the exercise of the Warrant will be applied to general corporate purposes. The Company will receive none of the proceeds from the subsequent sales by the Selling Shareholder of the Shares offered hereby. All net proceeds from those sales will be paid to the Selling Shareholder.

                              SELLING SHAREHOLDER

    The Selling Shareholder, a New York-based investment banking firm, served as a financial advisor to the Company under a three-year consulting agreement dated May 15, 1991. Pursuant to the consulting agreement, the Selling Shareholder received an annual fee of $24,000 for advice to the Company concerning financial and business strategies. The agreement further granted to the Selling Shareholder a Warrant to purchase up to 50,000 shares of the Company's Common Stock at a price per share of $4.00, expiring on May 15, 1996. Pursuant to certain anti-dilution provisions in the Warrant, the original shares and price per share were adjusted to 73,205 shares at a price per share of $2.7321, reflecting the 10% stock dividends issued by the Company to its shareholders on January 21, 1992; January 18, 1993; January 28, 1994; and January 20, 1995. The Warrant provides that the Company is to effect registration of the Shares under the Securities Act of 1933 upon demand by the Selling Shareholder. That demand was made on August 8, 1995.

    The Selling Shareholder holds no other shares of the Company's Common Stock as of the date hereof. The Shares, when issued, will represent less than 1 percent of the Company's outstanding Common Stock.

                              PLAN OF DISTRIBUTION

    The Shares will be sold by the Selling Shareholder from time to time in one or more transactions (which may involve block transactions) on the Nasdaq National Market System or any other exchange or automated quotation system on which the Common Stock may then be listed, in privately negotiated transactions, in the over-the-counter market, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

                                 LEGAL MATTERS

    Certain legal matters relating to the issuance of the Shares have been passed on for the Company by Ice Miller Donadio & Ryan, Indianapolis, Indiana.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on October 9, 1995.


                                          CONSOLIDATED PRODUCTS, INC.

                                          By:          /s/ JAMES W. BEAR

                                             -----------------------------------
                                                        James W. Bear
                                              SENIOR VICE PRESIDENT, TREASURER
                                                             AND
                                                   CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below irrevocably constitutes E. W. Kelley, Alan B. Gilman and S. Sue Aramian, and each of them (with full power to act alone), as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


    Pursuant to the requirements of the Securities Act of 1933, registration statement has been signed by the following persons in the capacities indicated, on October 9, 1995.


         /s/ E. W. KELLEY
-----------------------------------  Chairman and Director
           E. W. Kelley

        /s/ ALAN B. GILMAN
-----------------------------------  Chief Executive Officer,
          Alan B. Gilman              President and Director

                                     Senior Vice President and
         /s/ JAMES W. BEAR            Treasurer
-----------------------------------   (Principal Financial
           James W. Bear              Officer)

      /s/ KEVIN F. BEAUCHAMP
-----------------------------------  Vice President and
        Kevin F. Beauchamp            Controller

        /s/ S. SUE ARAMIAN
-----------------------------------  Vice Chairwoman and
          S. Sue Aramian              Director

         /s/ ALVA T. BONDA
-----------------------------------  Director
           Alva T. Bonda

         /s/ NEAL GILLIATT
-----------------------------------  Director
           Neal Gilliatt

       /s/ CHARLES E. LANHAM
-----------------------------------  Director
         Charles E. Lanham

         /s/ J. FRED RISK
-----------------------------------  Director
           J. Fred Risk

     /s/ JAMES WILLIAMSON, JR.
-----------------------------------  Director
       James Williamson, Jr.